                                                                     EXHIBIT 11

                          PAC RIM HOLDING CORPORATION

                STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                    THREE MONTHS ENDED MARCH 31,
                                                    ----------------------------
                                                          1996       1995
                                                        -------    -------

  PRIMARY:
  Average shares outstanding                              9,528      9,528
  Net effect of dilutive stock
   warrants and options--based on
   modified treasury stock method
   using average market price                             2,827      2,852
                                                        -------    -------
  Totals                                                 12,355     12,380
                                                        =======    =======

  Net income (loss)                                     $  (541)   $ 1,022
  Add interest on retirement of convertible
   debenture, net of tax                                    228        233
                                                        -------    -------
  Net income (loss) for primary earnings per share      $  (313)   $ 1,255
                                                        =======    =======

  Per share income (loss) amount*                        $(0.06)     $0.10
                                                        =======    =======

  ASSUMING FULL DILUTION:
  Average shares outstanding                              9,528      9,528
  Net effect of dilutive stock
   warrants and options--based on
   modified treasury stock method
   using closing market price                             2,827      2,851

  Assumed conversion of convertible debenture             7,273      7,273
                                                        -------    -------
  Totals                                                 19,628     19,652
                                                        =======    =======

  Net income (loss)                                     $  (541)   $ 1,022
  Add interest on conversion of convertible
   debenture, net of tax                                    383        378
  Add interest income from excess funds on
   conversion, net of tax                                   119        123
                                                        -------    -------
  Net income (loss) for fully diluted earnings
   per share                                            $   (39)   $ 1,523
                                                        =======    =======

  Per share income (loss) amount*                        $(0.06)     $0.08
                                                        =======    =======

*The Common Stock equivalent shares arising from the effects of stock options, warrants, and convertible debentures were antidilutive for the quarter ended March 31, 1996, therefore, 9,528,000 are used for the calculation of primary and fully diluted earnings per share.